Carvana Adds Neha Parikh, President of Hotwire, to Board of Directors

TEMPE, ARIZ. (April 22, 2019) – Carvana (NYSE: CVNA), a leading e-commerce platform for buying and selling used cars, announced today that Neha Parikh has joined Carvana’s board of directors, effective today.

Parikh is the president of Hotwire, a leading online travel site and part of the Expedia Group family of brands. Parikh first started with Expedia Group in 2008 with Hotels.com, where her responsibilities and expertise spanned product development, customer relationship marketing, pricing and strategy; culminating in her role as senior vice president of global brands for Hotels.com before assuming the role of president of Hotwire in 2017. Parikh brings a wealth of consumer insight and demand strategy experience from Expedia Group, and prior to that, The Cambridge Group (a Nielson company).

“We’re proud to welcome Neha to our board of directors. From our first meeting it was clear that her expertise in online customer experience and customer acquisition provides knowledge and perspective that will be highly additive to our board,” said Ernie Garcia, Carvana founder and CEO. “Neha is an immediately impressive person and we look forward to benefiting from the energy and passion she brings to everything she engages in.”

In addition to her experience with the Expedia Group, Parikh has held marketing and product development roles at Dade Behring (a Siemens healthcare company) and worked as a management consultant at Pricewaterhouse Coopers, LLP. She holds a bachelor’s degree in business from the University of Texas at Austin and an MBA from the Kellogg School of Management at Northwestern University.

“Through innovative technology and an exceptional focus on the customer, the Carvana team really is revolutionizing the car buying experience and I am delighted to get to be a part of their journey,” said Parikh. “On my first visit to the Carvana offices, I took a picture of their prominently displayed values, one of which is ‘Your next customer may be your mom,’ which I love; relentless customer focus has been central to my career, so I’m thrilled to align with a company that puts their customers first.”

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About Carvana (NYSE: CVNA)

Founded in 2012 and based in Phoenix, Carvana’s (NYSE: CVNA) mission is to change the way people buy cars. By removing the traditional dealership infrastructure and replacing it with technology and exceptional customer service, Carvana offers consumers an intuitive and convenient online car buying and financing platform. Carvana.com enables consumers to quickly and easily shop more than 15,000 vehicles, finance, trade-in or sell their current vehicle to Carvana, sign contracts, and schedule as-soon-as-next-day delivery or pickup at one of Carvana’s patented, automated Car Vending Machines.

For further information on Carvana, please visit www.carvana.com, or connect with us on Facebook, Instagram or Twitter.

Contacts
Media contact:
Amy O’Hara
602-558-7848
press@carvana.com

IR contact:
Mike Levin
480-712-0794
investors@carvana.com